NEWS RELEASE

Contact:	Neil Lerner Vice President of Finance (978) 206-8220 Neill@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES THIRD QUARTER PROFITS

EARNINGS UP 35% FROM Q3 2010

Acton, Massachusetts, November 3, 2011 -- Psychemedics Corporation (NASDAQ:PMD) today announced third quarter financial results for the period ended September 30, 2011.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of November 17, 2011 to be paid on December 1, 2011.  This will be the Company’s 61st consecutive quarterly dividend.

The Company’s revenue for the quarter ended September 30, 2011 was $6.3 million versus $5.1 million for the quarter ended September 30, 2010, an increase of 24%.  Net income for the quarter ended September 30, 2011 was $1.1 million or $0.21 per diluted share, versus $817 thousand or $0.16 per diluted share, for the comparable period last year, an increase of 35%. The Company's revenue for the nine months ended September 30, 2011 was $18.5 million, as compared to $15.0 million for the comparable period of 2010, an increase of 24%. Net income for the nine months ended September 30, 2011 was $3.1 million or $0.58 per diluted share, as compared to last year during which the Company earned $2.2 million or $0.42 per diluted share, an increase of 39%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

“Our third quarter results were strong, both on the top line as well as earnings.  The majority of our growth came from new business. However, in light of the current tepid economic environment, we were also encouraged to see growth in our base business.  We continued to have robust margins including a 29% pre-tax margin. While we maintained tight cost control, we also continue to make investments in sales and marketing.

“Our balance sheet remained strong with no long-term debt and cash of $3.5 million.  There was a temporary increase in accounts receivable and corresponding reduction of cash from prior quarters due to a delay in August invoicing as a result of a one-time upgrade to our billing system.

“Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

“Therefore, the Board has declared a $0.12 dividend for the quarter. This is our 61st consecutive quarterly dividend. In addition, we continue to have a share buyback program in place.”

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$6,315,142	$5,106,262	$18,542,666	$14,992,625
Cost of revenues	2,371,255	2,080,214	7,243,474	6,033,093

Gross profit	3,943,887	3,026,048	11,299,192	8,959,532

Operating expenses:
General & administrative	1,018,967	850,312	2,898,426	2,760,195
Marketing & selling	981,197	722,815	2,945,492	2,098,192
Research & development	136,281	116,534	399,785	364,445

Total operating expenses	2,136,445	1,689,661	6,243,703	5,222,832

Operating income	1,807,442	1,336,387	5,055,489	3,736,700
Interest income	773	4,940	4,790	19,422

Net income before provision for income taxes	1,808,215	1,341,327	5,060,279	3,756,122

Provision for income taxes	708,830	523,959	2,009,184	1,559,391

Net income	$1,099,385	$817,368	$3,051,095	$2,196,731

Basic net income per share	$0.21	$0.16	$0.58	$0.42

Diluted net income per share	$0.21	$0.16	$0.58	$0.42

Dividends declared per share	$0.12	$0.12	$0.36	$0.36

Weighted average common shares outstanding, basic	5,237,603	5,212,835	5,227,699	5,205,480

Weighted average common shares outstanding, diluted	5,240,895	5,228,378	5,234,577	5,219,760

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$3,501,525	$3,720,488
Short-term investments	—	2,018,452
Accounts receivable, net of allowance for doubtful accounts of $138,067 in 2011 and $119,295 in 2010	6,197,433	3,905,821
Prepaid expenses and other current assets	836,069	700,822
Deferred tax assets	362,153	239,831

Total Current Assets	10,897,180	10,585,414

Fixed Assets:
Equipment & leasehold improvements	12,643,486	11,730,866
Less accumulated depreciation	(10,917,452)	(10,663,996)

Net Fixed Assets	1,726,034	1,066,870

Other Assets	222,724	114,037

Total Assets	$12,845,938	$11,766,321

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$293,930	$699,833
Accrued expenses	1,440,986	1,302,370
Deferred revenue	—	16,605

Total Current Liabilities	1,734,916	2,018,808

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.005 par value; 50,000,000 shares authorized 5,903,552 shares issued in 2011 and 5,877,358 shares issued 2010	29,518	29,387
Paid-in capital	27,982,277	27,764,992
Accumulated deficit	(6,818,984)	(7,987,468)
Less - Treasury stock at cost, 668,130 shares in 2011 and 665,345 in 2010	(10,081,789)	(10,059,398)

Total Shareholders' Equity	11,111,022	9,747,513

Total Liabilities and Shareholders' Equity	$12,845,938	$11,766,321